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                                  EXHIBIT 23.1

                     CONSENT OF CROWE CHIZEK AND COMPANY LLC


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The Board of Directors
Central Federal Corporation


         We consent to the incorporation by reference in the Registration Statement on Form S-8 of Central Federal Corporation, Amended and Restated Central Federal Corporation 2003 Equity Compensation Plan of our report dated February 12, 2004 on the consolidated balance sheets of financial condition of Central Federal Corporation as of December 31, 2003 and 2002, and the related consolidated statements of operations, comprehensive income (loss), changes in stockholders' equity and cash flows for each of three years in the period ended December 31, 2003, which report was incorporated by reference in the Annual Report on Form 10-KSB of Central Federal Corporation for the year ended December 31, 2003.



                                          /s/ Crowe Chizek and Company LLC



Cleveland, Ohio
May 21, 2004